Exhibit 99.1

NEWS RELEASE

For Immediate Release;	Contact:	Thomas A. Young, Jr.
May 7, 2003		Paul M. Harbolick, Jr. (703) 814-7200

Alliance Bankshares Reports Record Quarterly Net Income
Earnings per Share, diluted amount to $.50 for first quarter of 2003
Customer growth continues as total assets reach $318.8 million

Fairfax, VA — (NASDAQ:ABVA) Alliance Bankshares Corporation today released first quarter 2003 financial results marking the Company’s eleventh consecutive quarterly profit. The Company reported record first quarter earnings of $1.1 million compared to $268 thousand for the first quarter of 2002.

“We are pleased to report exceptionally strong first quarter results as Alliance Bankshares grew to a record $318.8 million in total assets. Our corporate expansion continues as we opened our second mortgage office in the City of Manassas in January 2003 and our fourth banking branch location will open June 2003 in Ballston” said President and Chief Executive Officer, Thomas A. Young, Jr.

The loan portfolio grew to $92.4 million as of March 31, 2003 or a 59.3% increase over the 2002 level of $58.0 million. Total deposits reached a record level of $253.0 million as of March 31, 2003. The company has seen significant growth in its mortgage banking unit in 2002. Loans held for sale amounted to $31.5 million at March 31, 2003 compared to $12.4 million as of March 31, 2002. Consistent with overall balance sheet growth the company’s investment portfolio grew to a record level of $136.8 million as of March 31, 2003 or 96.5% growth over the March 31, 2002 level of $69.6 million.

Net income for the first quarter 2003 amounted to $1.1 million compared to $268 thousand for the same period in 2002 or a 319.4% increase. Earnings per share, diluted were $.50 for the first quarter 2003 compared to $.12 for the first quarter in 2002. Contributing to the record performance was the continued growth of Alliance Home Funding, solid performance from the core banking unit and investment securities gains. As part of the company’s continuing asset / liability management, the organization has repositioned the mix and duration of the portfolio as well as generated gains of $879 thousand in the first quarter of 2003. Additionally, the unrealized gain on investment securities has grown from the December 31, 2002 value of $1.4 million to $1.7 million as of March 31, 2003.

“We are excited about our new office in Ballston as this is our first branch inside the beltway. This will augment our current branch network as we continue to provide exceptional service to our target business and consumer sectors. We believe the success of our strategic plan to date will provide the momentum to take us to higher levels of growth and profitability in the future” said Thomas P. Danaher, Chairman of the Board of Directors.

Alliance Bankshares Corporation is a locally owned and managed community banking organization based in Northern Virginia. The independent status of the organization allows the bank’s management to create, implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.

Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability and financial and other goals. The forward-looking statements we use are subject to significant risks, assumptions and uncertainties. Because of uncertainties, our actual results and performance may be materially different from results indicated by these forward-looking statements. In addition, our past results of operations are not necessarily indicative of future performance.

More information on Alliance Bankshares Corporation can be found online at www.alliancebankva.com, or by phoning an Alliance office.
* * *

ALLIANCE BANKSHARES CORPORATION
Balance Sheets

	March 31,	December 31,	March 31,
	2003*	2002	2002*

	(Dollars in thousands, except per share)
ASSETS

Cash and due from banks	$25,591	$17,215	$11,840
Federal funds sold	29,789	10,127	14,120
Investment securities available-for-sale, at fair value	136,730	130,985	69,533
Investment securities held-to-maturity, at amortized cost	100	100	100
Loans held for sale	31,509	37,134	12,426
Loans, net of unearned discount and fees	92,415	82,786	58,002
less: allowance for loan losses	(1,153)	(1,066)	(675)

Loans, net	91,262	81,720	57,327
Premises and equipment, net	1,436	1,281	712
Other assets	2,417	2,063	1,922

TOTAL ASSETS	$318,834	$280,625	$167,980

LIABILITIES AND STOCKHOLDERS’ EQUITY

Non-interest bearing deposits	$116,595	$108,691	$58,868
Interest-bearing deposits	136,423	107,275	64,832

Total deposits	253,018	215,966	123,700

Repurchase agreements and other borrowed funds	24,367	34,482	19,596
Federal Home Loan Bank advances	20,500	10,500	10,500
Other liabilities	2,098	2,109	518
Commitments and contingent liabilities	—	—	—

TOTAL LIABILITIES	299,983	263,057	154,314

STOCKHOLDERS’ EQUITY	18,851	17,568	13,666

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$318,834	$280,625	$167,980

* Unaudited financial results

ALLIANCE BANKSHARES CORPORATION
Income Statements

	Quarter Ended	Quarter Ended
	March 31,	March 31,
	2003*	2002*

	(Dollars in thousands, except per share)
INTEREST INCOME:
Loans	$1,827	$1,098
Investment securities	1,529	912
Federal funds sold	47	22

Total interest income	3,403	2,032

INTEREST EXPENSE:
Deposits	777	473
Purchased funds and other borrowings	411	257

Total interest expense	1,188	730

Net interest income	2,215	1,302
Provision for loan losses	87	60

Net interest income after provision for loan losses	2,128	1,242

OTHER INCOME:
Deposit account service charges	37	22
Gain on loan sales	1,116	440
Gain on sale of available-for-sale securities	879	28
Other operating income	23	30

Total other income	2,055	520

OTHER EXPENSES:
Salaries and employee benefits	1,379	721
Occupancy expense	205	99
Equipment expense	134	77
Operating expenses	835	518

Total other expenses	2,553	1,415

INCOME BEFORE INCOME TAXES	1,630	347
Income tax expense	506	79

NET INCOME	$1,124	$268

Net income per common share, basic	$0.53	$0.13

Net income per common share, diluted	$0.50	$0.12

Weighted average number of shares, basic	2,115,102	2,115,102

Weighted average number of shares, diluted	2,263,953	2,168,207

* Unaudited financial results, includes certain reclassifications from prior period which do not effect end results

ALLIANCE BANKSHARES CORPORATION
Statistical Information

	March 31,	March 31,
	2003*	2002*

	(Dollars in thousands, except per share)
Performance Information:

For The Quarter Ended,
Earnings per share, basic	$0.53	$0.13
Earnings per share, diluted	0.50	0.12
Return on average assets	1.59%	0.74%
Return on average equity	25.10%	7.81%
Net interest margin**	3.53%	4.09%

Credit Quality Ratios:
Allowance for loan losses to total loans	1.25%	1.16%
Allowance for loan losses to non-accrual loans	N/A	225.0X
Allowance for loan losses to nonperforming assets	N/A	112.5X
Nonperforming assets to total assets	N/A	N/A
Net chargeoffs to average loans	0.00%	-0.01%

Capital Information:
Book value per share	$8.91	$6.46
Tier I risk-based capital ratio	11.9%	15.4%
Total risk-based capital ratio	12.6%	16.1%
Leverage capital ratio	6.2%	9.8%
Total equity to total assets ratio	5.9%	8.1%

* Unaudited financial results
** On a fully tax-equivalent basis assuming a 34% federal tax rate.